Exhibit 99.2

For Immediate Release

Worthington Announces Pricing of $150 Million of Senior Notes

COLUMBUS, Ohio, April 8, 2010 — Worthington Industries, Inc. (NYSE:WOR) today announced that it has priced its $150 million aggregate principal amount of senior notes due 2020. The notes will bear interest at a rate of 6.50%. The notes are being sold to the public at 99.890% of the principal amount thereof, to yield 6.515% to maturity. The Company intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its revolving credit facility and amounts outstanding under its revolving trade accounts receivable securitization facility.

The notes will mature on April 15, 2020. The offering is expected to close on April 13, 2010, subject to customary closing conditions.

The joint book-running managers for the offering were Credit Suisse (USA) LLC and Wells Fargo Securities, LLC. The offering is being made only by means of a prospectus and related prospectus supplement.

Copies of the prospectus and the prospectus supplement relating to the offering may be obtained by contacting (i) the Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010 or by calling 1-800-221-1037; or (ii) Wells Fargo Securities, LLC Attn: Syndicate Operations, 1525 West W.T. Harris Blvd., Charlotte, NC 28262-0675 or by calling 1-800-326-5897. The prospectus and the prospectus supplement may also be obtained from the U.S. Securities and Exchange Commission’s web site at http://www.sec.gov.

A registration statement relating to the notes has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

Worthington Industries is a leading diversified metals manufacturing company with 2009 fiscal year sales of approximately $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader of manufactured metal products. The Company’s manufactured metal products include: pressure cylinders products such as propane, refrigerant, oxygen, hand torch and camping cylinders, scuba tanks and helium balloon kits; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; steel pallets and racks; and laser welded blanks. Worthington employs approximately 6,300 people and operates 64 facilities in 11 countries.

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Worthington Industries

April 8, 2010

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (“the Act”). This press release includes “forward-looking statements” within the meaning of the Act. All statements by the Company, other than statements regarding historical information, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future constitute “forward looking statements” within the meaning of the Act. These statements include the Company’s plan to complete a public offering of $150 million aggregate principal amount of senior notes. All forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including the Company’s ability to sell the senior notes, general economic factors and other factors described in the Company’s reports filed with the Securities and Exchange Commission.

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